EXHIBIT 99.2

CancerVax Corporation / Micromet AG
Transaction Conference Call Script
January 9, 2006, 6:00 AM PST
Call-in Number: 866.700.7173

Operator:	Good morning and welcome to the joint CancerVax Corporation / Micromet AG Conference Call.

At this time I would like to inform you that this conference is being recorded and that all participants are in a “listen only” mode. At the request of the company we will open the conference up for questions and answers after the presentation. Should you have any problems during the call, please press star 0 for the conference call operator.

Bill:	Good morning. I’m Bill La Rue, Chief Financial Officer for CancerVax. Before we get started, I’d like to inform everyone that this conference call may include certain forward-looking statements that involve risks and uncertainties that could cause CancerVax’s actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the proposed transaction, the efficacy, safety, and intended utilization of the companies’ respective product candidates, the conduct and results of future clinical trials, and plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that CancerVax and Micromet may not be able to complete the proposed transaction, the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risk that CancerVax and Micromet will not obtain approval to market their respective products, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. The transaction is subject to customary closing conditions, including approval of CancerVax’s and Micromet’s stockholders. These factors and others are more fully discussed in CancerVax’s periodic reports and other filings with the SEC. Any forward-looking statements are made pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, speak only as of the date made. CancerVax undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

If anyone has not seen the news announcing the merger release that was disseminated prior to this call, you can access it on CancerVax’s web site at www.cancervax.com, or on Micromet’s website at www.micromet.de. Additionally, this conference call will be archived on both Companies’ web sites for future reference. CancerVax will be filing a report on Form 8-K with the U.S. Securities and Exchange Commission later today containing the Merger Agreement and other information regarding the proposed merger.

Now I would like to introduce CancerVax’s President and CEO, David Hale.

David:	Good morning and welcome. Thank you for joining our conference call to discuss our announcement earlier this morning of the signing of a definitive merger agreement with Micromet AG, one of the leading privately held European biopharmaceutical companies focused on the development of antibody-based drugs. With me here today is Dr. Christian Itin, President and CEO of Micromet, who will join me in responding to your questions later in this teleconference.

From CancerVax’s perspective, we believe that the proposed merger of CancerVax and Micromet is consistent with our objective of maximizing value for our stockholders, and will result in an organization with a highly differentiated, robust pipeline of drug candidates as well as significant experience in drug discovery and development. The merger is expected to create a transatlantic, NASDAQ-listed company focused on developing product candidates in oncology, autoimmune and inflammatory diseases.

The merged company will have a substantial, antibody-based product pipeline, with two product candidates in clinical development in three major cancer indications and several preclinical and research-stage product candidates. Christian Itin will discuss Micromet’s product candidates, and describe its drug discovery platform later in this teleconference.

I’d now like to spend a moment on some of the details of the merger transaction announced today, and the proposed management and organization of the company following the merger.

Under the terms of the merger agreement, CancerVax will issue shares of CancerVax stock such that Micromet stockholders will own approximately 67.5 percent of the combined company, on a pro forma basis, and CancerVax stockholders will own approximately 32.5 percent. We currently anticipate that, on a pro forma basis, cash, cash equivalents and securities available-for-sale for the combined Companies as of December 31, 2005 will be between $57 million and $60 million. The merger agreement has been approved by both Boards of Directors and will need to be approved by each company’s stockholders. CancerVax expects to file a Form S-4 and related proxy statement and prospectus with the U.S. Securities and Exchange Commission and any other necessary government filings in the coming weeks. Depending on the review process of the agencies, we would expect the respective stockholder votes to occur in the second quarter of 2006. Upon closing the transaction, the Company’s shares are expected to continue to trade on the NASDAQ National Market. CancerVax will be renamed as Micromet, Inc., and application will be made to NASDAQ to change the ticker symbol to “MITI”.

Following the closing of the merger, the combined Company’s U.S. headquarters will be in Carlsbad, CA, while the Company’s German headquarters will remain in Munich, Germany. Research and development activities will be consolidated in Munich.

I will become Chairman of the Board of Directors of the merged company, and Dr. Itin will become President and CEO and serve on the Board of Directors.

The combined company’s Board of Directors will consist of five of Micromet’s current directors, in addition to Dr. Itin, including:
•	Dr. Michael G. Carter, former Commercial Director of Zeneca, who is also a current Director of CancerVax;

•	Jerry Benjamin, Advent Venture Partners, London

•	Otello Stampacchia, Omega Fund, Geneva

•	John Berriman.
In addition to me, two other CancerVax directors will be on the Board:
•	Phillip M. Schneider, former CFO of Idec Pharmaceuticals, Inc.; and

•	Barclay Phillips, Managing Director of Vector Fund Management.

We anticipate that a ninth Director will be named prior to the closing of the transaction.

I would now like to ask Chrisitian Itin to take a few moments to discuss the merged company’s proposed management structure, product candidates and drug discovery platform.

Christian	Thank you, David.

Following the merger, we anticipate that the other key members of our management team will include:
•	Patrick Baeuerle, Ph.D., who is currently Chief Scientific Officer of Micromet, will become CSO of the combined entity.

•	CancerVax’s Chief Financial Officer, William R. LaRue, will serve as CFO of the merged company.

•	Gregor Mirow, MD, MBA, Micromet’s Chief Financial and Chief Operating Officer, will be COO.

•	Hazel M. Aker, JD, CancerVax’s General Counsel, will continue to serve as General Counsel.

•	Carsten Reinhardt, MD, PhD – Micromet’s Chief Medical Officer, will remain in this position, and

•	Jens Hennecke, PhD, currently head of Business Development, for Micromet, will be responsible for Business Development for the merged company.

We anticipate that the merged company’s product portfolio will reflect a combination of product candidates currently under development by both companies.
Micromet’s leading product candidate, MT201, or Adecatumumab, is a recombinant human monoclonal antibody of the IgG1 subclass with a binding specificity to epithelial cell adhesion molecule, or Ep-CAM. Ep-CAM is over-expressed with high frequency on most solid tumor types, including prostate, breast, colon, gastric, ovarian and lung cancer. MT201 is in currently being evaluated in Phase 2 clinical trials in patients with metastatic breast cancer and prostate cancer. MT201 is also being evaluated as a combination therapy with Taxotere®, or docetaxel, in a Phase 1 clinical trial in patients with metastatic breast cancer. MT201 is the subject of an exclusive worldwide collaboration and license agreement between Micromet and Serono. Under this agreement, Micromet received an initial license fee of US$10 million and may receive additional milestone payments of up to US$138 million if the product is successfully developed and registered worldwide in three or more indications. In addition, Micromet may receive undisclosed royalties based on net sales of the product. Under certain terms and conditions, Micromet may elect to share in the development and commercialization of the product in the U.S. and E.U. in exchange for a share of profits.
Micromet’s other leading product candidate, MT103, is currently being studied in a Phase 1 clinical trial being conducted in Europe. MT103 represents a new class of therapeutics that may be capable of instructing the patients’ own T cells to repeatedly eliminate tumor cells. This technology is called BiTE™, which is an abbreviation for bi-specific T cell engager. MT103 binds to CD19 on B cells, a cell surface antigen, and to CD3 on T cells.
Micromet is currently developing MT103 with MedImmune, Inc. Under the terms of its agreement with MedImmune, Micromet would receive milestone payments based on the successful development, filing, registration and marketing of MT103, as well as royalties on MedImmune’s North American sales of the product. Micromet retained all rights to the product candidate outside of North America.
Micromet has a number of other product candidates that are in pre-clinical development, such as MT110, another BiTE™ molecule, which is being evaluated as a potential treatment for solid tumors, and MT203, a human antibody, which may be used to treat patients with inflammatory diseases.
In addition, CancerVax is currently developing D93, a humanized, monoclonal antibody being studied for the treatment of solid tumors. D93 has been shown to selectively bind to denatured or remodeled protein in diseased or damaged tissues, but not to native collagen in the extra-cellular matrix of healthy tissue. In xenogeneic mouse models, D93 has demonstrated the ability to selectively bind to denatured collagen targets in colon, melanoma, lung, and breast cancer tumors grown in xenogeneic mouse models. CancerVax expects to submit an investigational new drug application for D93 to the FDA in the first quarter of 2006, and plans to initiate the first clinical trial for D93 later in 2006.
We believe that, in addition to these product candidates, which are in or nearing the clinical phase, the combined Company will also benefit from Micromet’s proprietary technology base, from which additional antibody-based product candidates may be developed.
One of the key elements of this technology base is Micromet’s BiTE™ technology, which represents a novel therapeutic modality with the potential to develop antibody-based products to improve the treatment of diseases that currently lack satisfactory treatment options that are resistant or refractory to standard therapies. BiTE™ molecules constitute a novel class of bi-specific antibodies that appear to be unique in their ability to activate the body’s killer T cells against target cells.
In addition, under an agreement with Enzon Pharmaceuticals, Inc., Micromet is the exclusive licensor of the two companies’ combined intellectual property estate in the field of single-chain antibody technology. Single-chain antibodies, which are used in the construction of BiTE™ product candidates, have demonstrated potential as therapeutics, diagnostics and as research tools. Current licensees of this technology portfolio include Alexion Pharmaceuticals, Alligator Bioscience, Amersham Pharmacia, Arizeke Pharmaceuticals,

Baxter Healthcare Corporation, BioInvent International AB, Bristol-Myers Squibb Company, Cambridge Antibody Technology, UCB Pharma, Crucell, EvoGenix, ESBATech, Invitrogen, MorphoSys, Merck & Co, Neoprobe Corporation and Xoma Corporation. Most of these licensees are currently using the technology for research purposes only.
I would now like to spend just a few moments to outline some of the key milestones we anticipate for the merged company in 2006.
The merged Company will focus its resources on accelerating the development of its clinical-stage product development programs and leveraging its strong R&D base and pipeline-generating capabilities. Anticipated milestones for the merged Company in 2006 include:
•	Closing the merger transaction in the second quarter;

•	Phase 2 clinical trial results for MT201 in patients with metastatic breast cancer and in patients with prostate cancer;

•	Phase 1 results for MT103 in the treatment of patients with NHL;

•	Filing of an investigational new drug application in the first quarter to initiate clinical trials with D93; and

•	Continuing to pursue partnering opportunities.

David:	Thank you, Christian.

In closing, we believe that the proposed transaction offers some real positives to stockholders of both companies. For CancerVax shareholders, we believe that the merger will provide an opportunity to benefit from Micromet’s substantial scientific and clinical expertise and its very promising product pipeline of novel, antibody-derived therapeutic product candidates for the treatment of cancer and autoimmune and inflammatory diseases. From Micromet’s perspective, CancerVax is contributing a US infrastructure that includes an experienced U.S. CFO and General Counsel, cash, its NASDAQ listing, and selected ongoing product development programs.

I will now ask our operator to open the call up to questions from the participants.

Operator:	Thank you Mr. Hale. The question and answer session will begin at this time. If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, please press star and the number 1 on your pushbutton telephone. If you wish to withdraw your question, please press star and the number 2.

Your questions will be taken in the order they are received. Please stand by for your first question, Mr. Hale. Our first question comes from [Name] at [Company]....

Q&A Session

David Hale:	Operator, are there any other questions?

Operator:	As a reminder ladies and gentlemen, if you do have a question, please press star one on your pushbutton telephone at this time. [Pause.] At this time there are no further questions, so I’ll turn the conference back to Dr. Itin and Mr. Hale to conclude.

Christian:	I would like to take this opportunity to let you know that Micromet will be presenting tomorrow, Tuesday, January 10th, at 3:30 PST, at the JP Morgan Healthcare conference in San Francisco. I look forward to seeing many of you at the conference this week, or at one of our other scheduled presentations in the coming weeks.

David Hale:	I would also like to thank you all again for participating in our conference call today. We also hope to see some of you individually or at one of our scheduled presentations before the next conference call.

Operator:	Ladies and gentlemen, this concludes our conference call for today. All parties may now disconnect.

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